Exhibit 3.2

DASEKE, INC.

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATIONS
OF
PREFERENCES, RIGHTS AND LIMITATIONS
OF
SERIES B-1 PERPETUAL REDEEMABLE PREFERRED STOCK
AND
SERIES B-2 PERPETUAL REDEEMABLE PREFERRED STOCK
_________________

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
_________________

Daseke, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: The Corporation filed a Certificate of Designations of Preferences, Rights and Limitations of Series B-1 Perpetual Redeemable Preferred Stock and Series B-2 Perpetual Redeemable Preferred Stock on November 10, 2022 (the “Certificate of Designations”).

SECOND: On November 13, 2022, pursuant to the authority vested in the Board of Directors of the Corporation (the “Board”) by the Corporation’s second amended and restated certificate of incorporation, as amended, the Board adopted resolutions approving the following amendments to the Certificate of Designations:

1.
Section 4(c) of the Certificate of Designations is hereby amended and restated in its entirety as follows:
(c)
Dividend Rate. “Dividend Rate” shall mean (i) with respect to the Series B-1 Preferred Stock, a rate per annum equal to 13.00% and (ii) with respect to the Series B-2 Preferred Stock, a rate per annum equal to 7.00%; provided that from and after November 14, 2027, the Dividend Rate with respect to the Series B-2 Preferred Stock shall be equal to 13.00% per annum. Dividends shall be computed on the basis of a 360-day year consisting of twelve 30-day months (and, for periods not involving a full calendar month, the actual number of days elapsed (not to exceed thirty (30) days)). The Dividend Rate shall be subject to the increases as, and for the time period, set forth in Section 4(d) and Section 4(e), as applicable.
2.
A new Section 4(e) is added as follows:
(e)
Change of Control. Notwithstanding anything to the contrary, from and after the consummation of a Change of Control, the Dividend Rate applicable to each series of Preferred Stock shall increase and be equal to 18.00% per annum.
3.
Section 7(c) is deleted in its entirety.
4.
The following definitions are deleted from Section 11 in their entirety “Applicable Change of Control Purchase Price,” “Change of Control Offer,” “Change of Control Payment,” “Change of Control Payment Date” and “Change of Control Purchase Price.”

THIRD: This Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer of the Corporation as of this 14th day of November, 2022.

DASEKE, INC.

By:	/s/ Soumit Roy
	Name:	Soumit Roy
	Title:	Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary

[Signature Page to Certificate of Amendment]